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                                                                    EXHIBIT 4.6
                              SUBSIDIARY GUARANTEE

     For value received, IASIS Healthcare MSO Sub of Salt Lake City, LLC, a Utah limited liability company (the "Guarantor", which term includes any successor Person under the Indenture referred to below) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of October 15, 1999, as supplemented by the supplemental indenture dated as of October 25, 1999 (the "Indenture"), among the Company, the Guarantors signatories thereto and The Bank of New York, as trustee (the "Trustee"), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes the Trustee, on behalf of such Holder, to make such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Subsidiary Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.




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                              IASIS HEALTHCARE MSO SUB OF SALT LAKE CITY, LLC

                              By: /s/ Wayne Gower
                                 ---------------------------------------------
                                 Name:  C. Wayne Gower
                                 Title: President and Chief Executive Officer